Exhibit (e)(38)

THIRD AMENDMENT TO EXECUTIVE CHANGE OF CONTROL AGREEMENT

This THIRD AMENDMENT TO EXECUTIVE CHANGE OF CONTROL AGREEMENT, effective June 21, 2019 is by and between CIRCOR International, Inc., a Massachusetts corporation (the “Company”) and Arjun Sharma (the “Executive”).

WHEREAS, the Company and the Executive entered into an executive change in control agreement made as of September 9, 20019 (the “Agreement”);

WHEREAS, the Company and the Executive amended the Agreement pursuant to the Amendment to Executive Change of Control Agreement, dated January 24, 2019 and the Second Amendment to Executive Change of Control Agreement dated January 24, 2019;

WHEREAS, the foregoing amendment generally provided for double trigger vesting for equity awards granted after March 2, 2019;

WHEREAS, the Company has granted equity awards to the Executive after March 2, 2019;

WHEREAS, the parties desire to clarify how accelerated vesting applies to Performance Shares (as defined below) granted after March 2, 2019.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.                                      The last sentence of Paragraph 3(a)(iii) shall be deleted in its entirety and replaced with the following:

“The vesting for stock units that vest, in whole or in part business criteria that apply to the Executive, a business unit, division, subsidiary, affiliate, the Company or any combination of the foregoing (the “Performance Shares”) shall be determined as set forth in the Appendix hereto. For the avoidance of doubt, the vesting of all equity awards (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or any other form of award that is measured with reference to the Company’s common stock) granted after March 2, 2019 shall be subject to this Paragraph 3(a)(iii) and the Appendix hereof and nothing in the award agreements for any equity awards shall be construed to preempt or otherwise override them.”

2.                                      The Appendix attached to this Amendment is made a part of the Agreement.

3.                                      The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

CIRCOR INTERNATIONAL, INC.

By:	/s/ Andrew Farnsworth
Name:	Andrew Farnsworth
Title:	CHRO

EXECUTIVE

By:	/s/ Arjun Sharma
Name:	Arjun Sharma

Appendix - Performance Shares

The vesting of Performance Shares shall be determined as set forth below.

A.                                         In the event of a Change in Control that does not also constitute a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under Treas. Reg. § 1 .409A-3(i)(5), then (i) the Performance Shares subject to this Agreement shall remain outstanding and (ii) the Performance Shares shall continue to be subject to the terms of this Agreement.

B.                                         In the event of a Change in Control that is also a “change in the effective control of a corporation” under Treas. Reg. § 1.409A-3(i)(5)(vi), then (i) the Performance Shares subject to this Agreement shall remain outstanding, (ii) such Performance Shares shall continue to be subject to the terms of this Agreement, (iii) all requirements to remain employed until the end of the applicable performance period shall be waived, and (iv) such Performance Shares shall be paid out on a pro-rata basis based upon the actual level of performance for the applicable performance period, with such Performance Shares to be delivered at the same time as if the Executive had remained employed with the Company.

C.                                         In the event of a Change in Control that is also a “change in the ownership of a corporation” under Treas. Reg. § 1.409A-3(i)(5)(v) or a “change in the ownership of a substantial portion of a corporation’s assets” under Treas. Reg. § 1.409A-3(i)(5)( vii) (a “Special CIC”), the Performance Shares shall immediately vest and the Executive shall receive, within 10 days of such Special CIC, the consideration (including all stock, other securities or assets, including cash) payable in respect of the target number of Performance Shares (or, if greater, the number of Performance Shares based on actual performance from the beginning of the Performance Period until the Special CIC, as reasonably determined by the Committee based on available information) as if they were vested, issued and outstanding at the time of such Special CIC on a pro rata basis; provided, however, that with respect to Performance Shares that are otherwise subject to a “substantial risk of forfeiture” under Treas. Reg.§ l.409A-l(d) and to the extent permitted by Treas. Reg. § 1.409-3, the Committee may arrange for the substitution for the Performance Shares with the grant of a replacement award (the “Replacement Award”) to the Executive of shares of restricted stock of the surviving or successor entity (or the ultimate parent thereof) in such Change in Control, but only if all of the following criteria are met:

(1)                                      Such Replacement Award shall consist of securities listed for trading following such Change in Control on a national securities exchange;

(2)                                      Such Replacement Award shall have a value as of the date of such Change in Control equal to the value of the target number of Performance Shares (or, if greater, the number of Performance Shares based on actual performance from the beginning of the Performance Period until the Special CIC, as reasonably determined by the Committee based on available information), calculated as if the Performance Shares were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for shares of Common Stock in such Change in Control transaction;

(3)                                      Such Replacement Award shall become vested and the securities underlying the Replacement Award shall be issued to the Executive on the 2nd anniversary of the Change in Control, if such Change in Control occurs within the first 12 months of the applicable performance period, or the 1st anniversary of the Change in Control if such Change in Control occurs after the first 12 months of the applicable performance period, in either case subject to Participant’s continued employment with the surviving or successor entity (or a direct or indirect subsidiary thereof) through such date, provided, however, that such Replacement Award will vest immediately upon and the securities underlying the Replacement Award shall be issued within 60 days after the date that (i) Participant’s employment is terminated by the surviving or successor entity without Cause, (ii) Participant’s employment is terminated for Good Reason, (iii) Executive’s death or (iv) Executive’s medically diagnosed permanent physical or mental inability to perform his or her job duties;

(4)                                      Notwithstanding clause (3) above, such Replacement Award shall vest immediately prior to and the securities underlying the Replacement Award shall be issued to Executive upon (i) any transaction with respect to the surviving or successor entity or parent or subsidiary company thereof) of substantially similar character to a Change in Control, or (ii) the securities constituting such Replacement Award ceasing to be listed on a national securities exchange, in each case so long as Executive remains continuously employed until such time;

(5)                                      The Replacement Award or the right to such Replacement Award does not cause the Performance Shares to become subject to tax under Section 409A of the Code; and

(6)                                      Upon such substitution the Performance Shares shall terminate and be of no further force and effect.